Exhibit 23.1

                          Independent Auditors' Consent



The Stockholders and Board of Directors
Bogen Communications International, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-21245) on Form S-8 and (No. 33-99662) on Form S-3 of Bogen Communications International, Inc. of our report dated March 18, 1998, relating to the consolidated balance sheet of Bogen Communications International, Inc. and subsidiaries as of December 31, 1997, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the year then ended and related financial statement schedules for 1997, which report appears in the December 31, 1997, annual report on Form 10-K of Bogen Communications International, Inc. Our report expresses reliance on the report of other auditors.


                                                     KPMG Peat Marwick LLP

Short Hills, New Jersey
March 30, 1998